Exhibit 10.5

Execution Version

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of December 2, 2021, by and between the undersigned (the “Holder”) and Aldel Financial Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Business Combination Agreement (as defined below).

BACKGROUND

A.            Buyer, Aldel Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Buyer, and The Hagerty Group, LLC, a Delaware limited liability company (the “Company”), entered into a Business Combination Agreement dated as of August 17, 2021 (the “Business Combination Agreement”).

B.            The Holder is the record and/or beneficial owner of certain number of Company Equity Interests, which will be exchanged for shares of Buyer Class V Common Stock pursuant to the Business Combination Agreement.

C.            On the date hereof, the Company and the Holder entered into that certain Exchange Agreement (the “Exchange Agreement”), pursuant to which at certain specified times and subject to the terms and conditions set forth in the Exchange Agreement, the Company will issue to the Holder, one share of Buyer Class A Common Stock in exchange for each unit of Company Equity Interests and share of Buyer Class V Common Stock;

D.            As a condition of, and as a material inducement for Buyer to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.            Lock-up.

(a)            Except as permitted by this Section 1, during the Lock-up Period (as defined below), the Holder irrevocably agrees, it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any of these transactions are to be settled by delivery of any such Lock-up Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any security of Buyer.

(b)            In furtherance of the foregoing, Buyer will (i) place a stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Buyer’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Buyer’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement. Such stop order will expire, be revoked or be rescinded upon the expiration of the Lock-up Period or any waiver, amendment or rescission of this Section 1 pursuant to the terms of this Agreement or the termination of this Agreement pursuant to Section 5.

(c)            For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d)            For purpose of this Agreement, the “Lock-up Period” means with respect to the Lock-up Shares, the period commencing on the Closing Date and ending on the date that is the earlier of (i) the expiration of the Founder Shares Lock-up Period (as defined in that certain Letter Agreement, dated April 8, 2021, by and among the Company and its officers, directors, Aldel Investors LLC and FG SPAC Partners LP) and (ii) one hundred eighty (180) days after the consummation of the Merger.

Notwithstanding the foregoing, the restrictions set forth herein shall not apply to: (1) transfers or distributions of Lock-up Shares (or equity of the Holder or the Holder’s partners, members or stockholders) to the Holder’s current or former general or limited partners, subsidiaries, managers or members, stockholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (2) transfers by bona fide gift, including to charitable organizations, or to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (3) by virtue of the laws of descent and distribution upon death of the Holder; (4) pursuant to a qualified domestic relations order; (5) a bona fide tender offer, merger, consolidation or other similar transaction in each case made to all holders of the shares involving a Change of Control (as defined below) (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Holder’s Lock-up Shares shall remain subject to the provisions of this Section 1; (6) inclusion of the Lock-up Shares in a resale registration statement filed by the Buyer pursuant to any registration rights agreement with the Buyer (provided that the sale of any such Lock-up Shares shall be subject to the provisions of this Section 1); or (7) any other transfer that is a Qualified Transfer within the meaning of Buyer’s Second Amended and Restated Certificate of Incorporation that will become effective upon the consummation of the Transactions, in each case where such transferee agrees to be bound by the terms of this Agreement. For the avoidance of doubt, the restrictions set forth herein shall also not apply to (A) transfers of any shares of Class A Common Stock of Buyer acquired in the PIPE Financing, or (B) transactions relating to Class A Common Stock of Buyer or other securities convertible into or exercisable or exchangeable for Class A Common Stock of Buyer acquired in open market transactions after the effective time of the Merger. The Holder shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no transfers or other dispositions of the Holder’s Lock-up Shares in contravention of this Section 1 are effected prior to the expiration of the applicable Lock-up Period.

In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of Buyer and Buyer subsidiaries to a third-party Buyer; (b) a sale resulting in no less than a majority of the voting power of the Buyer being held by person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Buyer with or into a third-party Buyer that results in the inability of the pre-transaction equity holders to designate or elect a majority of the Board of Directors (or its equivalent) of the resulting entity or its parent company.

In the event that, during the Lock-up Period, Buyer releases or waives any prohibitions or restrictions similar to those contained in this Agreement that are set forth in any other agreement limiting the transfer of any securities of Buyer held by any director, officer or Significant Holder (as defined below), the same percentage of the total number of outstanding securities of Buyer held by the Holder on the date of such release or waiver as the percentage of the total number of outstanding securities of the Company held by such director, officer or such Significant Holder on the date of such release or waiver that are the subject of such release or waiver shall be immediately and fully released on the same terms from the applicable prohibitions set forth herein. For the purposes of the foregoing, a “Significant Holder” shall mean any person or entity that (together with any investment funds affiliated with such person or entity) beneficially owns five percent (5%) or more of the total outstanding common stock of Buyer. Notwithstanding the foregoing, the provisions of this paragraph shall not apply (w) if the release or waiver is effected solely to permit a transfer not involving a disposition for value, and if the transferee agrees in writing at the time of transfer to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect, (x) in the case of any secondary underwritten public offering of securities of Buyer (including a secondary underwritten public offering with a primary component), provided that, if the Holder has a contractual right to demand or require the registration of the Holder’s Shares or otherwise “piggyback” on a registration statement filed by Buyer for the offer and sale of common stock of Buyer, the Holder is offered the opportunity to participate in such underwritten public offering on a basis consistent with such contractual rights and otherwise on the same terms as any other stockholder in such underwritten offering, (y) if the total value of securities of Buyer for which Buyer has granted releases or waivers during the term of this letter agreement is less than or equal to Twenty-Five Million Dollars ($25,000,000) in the aggregate, or (z) if the release or waiver is granted to a natural person due to circumstances of an emergency or hardship as determined by Buyer in its sole judgment. Buyer shall use commercially reasonable efforts to promptly notify the Holder of each such release or waiver of securities of Buyer held by any director, officer or Significant Holder (provided that the failure to provide such notice shall not give rise to any claim or liability against Buyer).

2.            Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement (except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and principles of equity, whether considered at law or equity), and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

3.            Beneficial Ownership. The Holder hereby represents and warrants that, as of the date of this Agreement, it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Buyer, or any economic interest in or derivative of such stock, other than those securities specified on the signature page hereto. For purposes of this Agreement, the Company Equity Interests beneficially owned by the Holder as specified on the signature hereto, and the shares of Buyer such shares will be converted into in connection with the Transaction, are collectively referred to as the “Lock-up Shares.”

4.            No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5.            Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier to occur of (a) termination of the Business Combination Agreement in accordance with its terms or (b) the expiration of the Lock-up Period.

6.            Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a)	If to Buyer, to:

Aldel Financial Inc.

105 S Maple Street

Itasca, IL 60143

Attention: Hassan Baqar

E-mail: hbaqar@sequoiafin.com

with a copy to (which shall not constitute notice):

Loeb & Loeb

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

E-mail: mnussbaum@loeb.com

(b)	If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

The Hagerty Group, LLC

P.O. Box 1303

Traverse City, MI 49685-1303

Attention: Barbara Matthews, General Counsel

E-mail: bmatthews@hagerty.com

or to such other address as any party may have furnished to the others in writing in accordance herewith.

7.            Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8.            Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement. The delivery of an electronic signature to, or a copy/scan of a manual signature on a counterpart to, this Agreement by facsimile, email or other electronic transmission shall be deemed an original signature for all purposes hereunder.

9.            Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Buyer and its successors and assigns.

10.           Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11.            Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

12.            Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.            No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.            Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware.

15.            Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Business Combination Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

aldel financial inc.

By:	/s/ Robert I. Kauffman
Name: Robert I. Kauffman
Title: Chief Executive Officer

Signature Page to Lock-up Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDERS:

MARKEL CORPORATION

By:	/s/ Richard R. Whitt, III
Name: /s/ Richard R. Whitt, III
Co-Chief Executive Officer
	Address:	4521 Highwoods Parkway
Glen Allen, VA 23060

NUMBER OF Lock-up Shares:

90,000,000 Shares of Class V Common Stock

HAGERTY HOLDING CORP.

By:	/s/ McKeel Hagerty
Name: McKeel Hagerty

	Address:	P.O. Box 1303
Traverse City, MI 49685-1303

NUMBER OF Lock-up Shares:

210,000,000 Shares of Class V Common Stock

Signature Page to Lock-up Agreement